Form 10-K405, Exhibit 13
period 1994-12-31
K N ENERGY INC
filed 1995-03-08
CIK 54502

                                                                      EXHIBIT 13

                                K N ENERGY, INC.
                       1994 ANNUAL REPORT TO SHAREHOLDERS


                 Interested persons may receive a copy of the Company's 1994 Annual Report to Shareholders without charge by forwarding a written request to: K N Energy, Inc., Securities Services Department, P. O. Box 281304, Lakewood, Colorado 80228-8304.





                                      69