Form 10-K, Exhibit 13
period 1995-12-31
K N ENERGY INC
filed 1996-03-11
CIK 54502

                                                                      EXHIBIT 13

                                K N ENERGY, INC.
                       1995 ANNUAL REPORT TO SHAREHOLDERS


                 Interested persons may receive a copy of the Company's 1995 Annual Report to Shareholders without charge by forwarding a written request to: K N Energy, Inc., Investor Relations Department, P. O. Box 281304, Lakewood, Colorado 80228-8304.













                                         66