Form 10-K, Exhibit 13
period 1998-12-31
K N ENERGY INC
filed 1999-03-09
CIK 54502

                                                                      EXHIBIT 13
                                K N ENERGY, INC.
                       1998 ANNUAL REPORT TO SHAREHOLDERS


     Interested persons may receive a copy of the Company's 1998 Annual Report to Shareholders without charge by forwarding a written request to: K N Energy, Inc., Investor Relations Department, P. O. Box 281304, Lakewood, Colorado 80228-8304.