Form 10-K, Exhibit 13
period 1999-12-31
KINDER MORGAN INC
filed 2000-03-27
CIK 54502

                                   EXHIBIT 13
                              KINDER MORGAN, INC.
                       1999 ANNUAL REPORT TO SHAREHOLDERS


Interested persons may receive a copy of Kinder Morgan's 1999 Annual Report to Shareholders without charge by forwarding a written request to: Kinder Morgan, Inc., Investor Relations Department, 1301 McKinney, Suite 3400 Houston, Texas, 77010.