Form 10-K/A, Exhibit 13
period 2000-12-31
KINDER MORGAN INC
filed 2001-04-05
CIK 54502

                                                                      EXHIBIT 13

                               KINDER MORGAN, INC.
                       2000 ANNUAL REPORT TO SHAREHOLDERS

Interested persons may receive a copy of Kinder Morgan's 2000 Annual Report to Shareholders without charge by forwarding a written request to: Kinder Morgan, Inc., Investor Relations Department, 500 Dallas, Suite 1000 Houston, Texas, 77002.